                                                                    EXHIBIT 12.1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                    Forty Weeks Ended
                                               ---------------------------
                                               November 6,     November 1,
                                                   2000           1999
                                               -----------     -----------

Earnings before fixed charges:
    Income (loss) before income taxes and
       extraordinary item ................      $ (76,303)      $ 53,247
Fixed charges ............................         80,203         66,824
                                                ---------       --------
                                                $   3,900       $120,071
                                                =========       ========

Fixed charges:
    Interest expense .....................      $  53,510       $ 42,968
    Interest component of rent expense (1)         26,693         23,856
                                                ---------       --------
                                                $  80,203       $ 66,824
                                                =========       ========

Ratio of earnings to fixed charges .......           0.0x           1.8x
                                                =========       ========


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(1) Calculated as one-third of total rent expense